LICENSE AGREEMENT

This License Agreement, effective as of August 1, 2003 (“Effective Date”), is entered into by and between PR Newswire Association LLC, a Delaware limited liability company with offices at 810 Seventh Avenue, New York, New York 10019 (“PR Newswire”) and Vocus, Inc., a Delaware corporation, with offices at 4325 Forbes Blvd., Lanham, MD 20706(“VOCUS”).

Whereas, Vocus currently markets and sells the Vocus Public Relations service (the “VPR Service”), a media contact management service for public relations professionals; and

Whereas, Vocus desires to license from PR Newswire and PR Newswire desires to license to Vocus the Global Media Data (as hereinafter defined) for use within the VPR Service.

Now therefore, in consideration of premises and conditions herein, the sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

     a) Global Media Data. Journalist contact and media outlet information owned by PR Newswire and licensed to Vocus under the terms of this License Agreement. Journalist contact information includes name, postal address, job title, outlet, phone number, fax number, email address, delivery preference, role, working language and coverage subjects. Outlet information includes name, postal address, phone number, fax number, email address, Web site URL, outlet type, frequency, news focus, coverage subjects, working language and circulation/audience. Global Media Data includes contact and journalists from Europe, Asia and Latin America. It does not include media data from Canada, Australia and New Zealand; provided that it may include PR Newswire’s United States media data upon payment of additional royalties as set forth in Section 7(a).

     b) PR Newswire Marks. PR Newswire’s trademarks and logos, as set forth in Exhibit A, as amended by PR Newswire from time to time.

     c) Vocus Customers. Customers of the Vocus VPR software product.

     d) VPR Service. The product as currently sold and marketed by Vocus to its retail customers.

2. License.

     a) Global Media Data. Subject to all of the terms and conditions of this Agreement, PR Newswire hereby grants to Vocus during the Term (as defined in Section 8 below) a limited, non-exclusive, non-transferable license, to receive the Global Media Data from PR Newswire; to incorporate the Global Media Data and excerpts thereof into the VPR Service; and to make available the Global Media Data and excerpts thereof in connection with the VPR Service to VPR Customers.

     b) Trademark. PR Newswire hereby grants Vocus a non-exclusive license to use the PR Newswire Marks, for the limited purposes of advertising and promoting the VPR Service in accordance with the terms hereof. In using the Marks, Vocus acknowledges and agrees that: (i) all such uses shall be subject to PR Newswire’s prior written approval; (ii) Vocus will use the Marks in the appropriate manner as set forth herein; (iii) as between Vocus and PR Newswire, the Marks and all goodwill associated therewith are and shall remain the sole property of PR Newswire; (iv) nothing in this Agreement shall confer in Vocus any right of ownership in the Marks; (v) Vocus shall not now or in the future contest the validity of the Marks or adopt marks which are confusingly similar to the Marks; and (vi) upon the reasonable written request of PR Newswire, Vocus shall provide samples of advertising and documentation utilizing the Marks. It is expressly understood and agreed that the license granted herein by PR Newswire is intended for the use solely by Vocus and may not be assigned or transferred without the prior written consent of PR Newswire.

3. PRN Services and Responsibilities

     a) PR Newswire Global Media Data shall include no less than 60,000 media outlets and 180,000 journalists contacts.

     b) PR Newswire will update the Global Media Data continuously and will provide Vocus with all available updates on a daily basis, excluding weekends and holidays.

     c) PR Newswire will use its commercially reasonable efforts to research and supply corrections, additions or deletions to the Global Media Data when requested by Vocus’ customers.

4. Limitations and Terms of Use.

       a) Prohibition. Nothing herein shall grant Vocus the right to sublicense to others the right to resell and redistribute the Global Media Data.

       b) Use of Content.

     (i) PR Newswire reserves the right to determine, in its sole discretion, which Global Media Data shall be made available to Vocus. Data shall include no less than 60,000 media outlets and 180,000 journalist contacts. Upon notification by PR Newswire of a required correction to or withdrawal of any part of the Global Media Data, Vocus shall promptly make the correction to or withdrawal of said part of the Global Media Data.

     (ii) In no event shall the Global Media Data be displayed by Vocus in any manner or in conjunction with any other material that, in PR Newswire’s reasonable discretion, tarnishes or disparages the high quality image of PR Newswire or its services. In the event of an objection under this subsection, PR Newswire shall notify Vocus in writing of such objection, providing a detailed explanation of the reasons for such objection. Immediately upon receipt of such notification in writing, Vocus shall cause the objectionable manner of display to cease or cause such objectionable material to be removed from any locations on which it appears.

     (iii) Notwithstanding anything to the contrary in this Agreement, in the event that either party receives any notice from any party (whether a natural person, corporation, government agency or other business or legal entity) asserting any challenge to the other party’s rights with respect to the use of any Global Media Data, or if either party at any time has a good faith concern that any particular use of such Global Media Data may create legal liability for itself, the other party, and/or PR Newswire Customers or Vocus Customers, such party shall then have the right, without incurring any liability to the other party, at any time, to exclude such Global Media Data from the rights granted hereunder, provided that such party furnishes the other party with notice of its election to exclude any such Global Media Data. Without limiting the foregoing, each party agrees that it shall immediately following the other party’s demand, remove the designated Global Media Data referenced in the other party’s demand from any distribution.

     c) Customer Agreements. Vocus shall enter into an agreement with its customers governing the use of the VPR Service (“Customer Agreement”), which shall be substantially in the form attached hereto as Exhibit B and shall include a prohibition against reselling or sublicensing the Global Media Data. Upon reasonable request by PR Newswire, Vocus shall conduct a diligent investigation of a Vocus Customer’s compliance with the restrictions on use of the Global Media Data and shall provide PR Newswire with a report on its findings concerning such compliance or non-compliance, as the case may be.

     d) Reservation of Rights. The use of the Global Media Data by Vocus, including the distribution or transmission of the Global Media Data by Vocus, by or to anyone other than as expressly permitted in this Agreement, is strictly prohibited. Vocus shall use its best efforts to prevent such unauthorized use, including by notifying End Users, that retransmission and further distribution is prohibited other than as expressly outlined herein. Each party reserves all rights not expressly granted in this Agreement. Each party is and remains ultimately responsible for fulfilling its respective obligations hereunder and shall directly ensure the fulfillment thereof.

     e) Promotional Use. Vocus may use the Global Media Data for promotional purposes upon prior written approval of PR Newswire. VOCUS shall not be required to obtain written permission from PR Newswire to provide prospective Vocus Customers with internal trials of the Global Media Data, which shall not exceed five (5) days. During such internal trials, Vocus shall ensure that VOCUS Customers are prevented from exporting or downloading the Global Media Data. Vocus may extend such trials beyond five (5) days with the permission of PR Newswire.

     f) Marketing. Vocus shall use its best efforts to sell or solicit sales of the Global Media Data.

5. PR Newswire’s Representations and Warranties.

     PR Newswire represents and warrants that it has the authority necessary to enter into this Agreement. PR Newswire represents and warrants that it has the authority to license the Global Media Data described herein.

6. Vocus Representations, Warranties and Obligations.

     a) Vocus represents and warrants that it has the authority necessary to enter into this Agreement.

     b) VOCUS represents and warrants that each of VOCUS Customers shall be contractually obligated to comply with the obligations imposed on VOCUS by PR Newswire hereunder.

     c) VOCUS represents and warrants that it shall comply with all of its obligations under Section 3 of this Agreement.

7. Payment

     a) Royalty. VOCUS shall pay to PR Newswire a royalty equal to $1000 per year for each U.S. customer of VPR who receives access to the PR Newswire Global Media Data and $1500 per year for each non-U.S. customer of VPR who receives access to the PR Newswire Global Media Data. VOCUS will pay as additional $500 for each non-U.S. customer who receives PR Newswire’s U.S. media data in addition to the Global Media Data.

     b) Payment Terms. VOCUS shall pay PR Newswire the royalties described in 7(a) above within thirty (30) days following the end of each quarter. All payments hereunder shall be accompanied by detailed financial reports in such format as PR Newswire shall approve and containing such information as PR Newswire shall reasonably require.

     c) Books and Records. VOCUS shall maintain books and records accurately reflecting all matters affecting revenue due to PR Newswire and relating in any way to the sale of the Global Media Data. Such records shall include customer name, amount of royalties owed and term of contract. PR Newswire, by its duly authorized representative, shall have the right, at reasonable times and upon reasonable notice to VOCUS to inspect and audit such books and records to verify the accuracy of any statement related to the revenue due to PR Newswire but no more than once during any twelve (12) month period. If any inspection shall disclose an error of any amount, the parties shall promptly adjust the same and VOCUS shall immediately make payment to PR Newswire of all required amounts. In the event that a discrepancy is discovered of greater than five percent (5%), VOCUS shall pay for the costs of the relevant inspection(s) and/or audit(s). VOCUS shall maintain the books and records required herein for no less than a two (2) year period following expiration or termination of this Agreement.

8. Term and Termination.

     (a) The term of this Agreement shall be two (2) years (the “Term”).

     (b) This Agreement may be terminated, without waiver of any or all legal remedies available at law and in equity, as follows:

     (i) Either Party may terminate this Agreement by giving written notice to the other Party of its intention to terminate at least one (1) year prior to the intended date of termination.

     (ii) Either Party may terminate this Agreement, effective immediately, at any time upon seven (7) days prior written notice upon the happening of any of the following events:

     (A) a Party ceases to function as a going concern or to conduct its operation in the normal course of business, or

     (B) a Party becomes involved in financial difficulties resulting in the appointment of a receiver or trustee, establishment of a moratorium for the payment of indebtedness, a petition in bankruptcy or an assignment on behalf of a Party’s creditors.

     (iii) If either Party commits a material breach of any provisions of this Agreement for any reason, the other Party may terminate the Agreement at any time, if after providing written notice to the breaching Party of the alleged breach or failure, the breach or failure remains uncured for a period of thirty (30) business days after receipt of such notice; provided, however, that a Party shall not be entitled to more than one (1) cure period for the same or similar categories of breaches during the Term of this Agreement.

9. Limitation of Liability; Indemnities.

     a) IN NO EVENT SHALL PR NEWSWIRE OR ITS THIRD PARTY LICENSORS BE LIABLE TO VOCUS, VOCUS’S CUSTOMERS, ANY END USERS OR ANY THIRD PARTIES FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL, EXEMPLARY OR ANY OTHER DAMAGES, COSTS, EXPENSES OR LOSSES, INCLUDING THOSE ARISING FROM THE AVAILABILITY OR CONTENT OF THE GLOBAL MEDIA DATA, REGARDLESS OF THE FORM OF ACTION, DAMAGES, CLAIM, LIABILITY, COST, EXPENSE OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE. Neither PR Newswire nor its third party licensors, guarantee the sequence, accuracy or completeness of any of the Global Media Data and shall not be liable in any way to VOCUS, the VOCUS Customers, as the case may be, the End Users and/or subscribers or any third parties or to any other person who may use the information or to whom the information may be furnished, or to any other person whatsoever, for any delays, inaccuracies, errors or omissions therefrom or in the transmission or delivery of all or any part thereof or for any damages arising, directly or indirectly, therefrom or occasioned thereby.

     b) VOCUS shall, and hereby does, indemnify and hold harmless PR Newswire, its parents, subsidiaries, affiliated companies and their respective officers, directors, employees, agents and other representatives from and against all claims, losses, liabilities and expenses, including reasonable attorney’s fees, arising, directly or indirectly, out of or in connection with a breach of its representations and warranties hereunder.

10. Warranty Disclaimer. Except as otherwise set out in this agreement, NEITHER PR NEWSWIRE NOR ANY OF ITS THIRD PARTY LICENSORS MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE GLOBAL MEDIA DATA, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

11. Ownership. The Global Media Data and all copyrights, trademarks and other rights in and to the Global Media Data and the Marks are, and shall remain, the sole and exclusive property of PR Newswire. VOCUS warrants, represents and agrees that it will not, directly or indirectly, use, sell or otherwise dispose of, pledge, mortgage or in any way encumber the Global Media Data, the Marks or any rights herein except as expressly authorized herein.

12. Unauthorized Use. If VOCUS shall learn of an unauthorized (i) use of the Marks, or (ii) transmission or receipt of items of PR Newswire’s information provided under this Agreement, including, without limitation, the Global Media Data, it shall by notice promptly and fully inform PR Newswire of all facts known to it with respect to such unauthorized use, transmission or receipt. In the event of unauthorized transmission or receipt of information, VOCUS shall promptly conduct an investigation and shall keep PR Newswire apprised of the facts learned by it and of all interim and final findings and conclusions it makes, as well as steps VOCUS proposes to take to prevent recurrence of such unauthorized transmissions or receipts. In connection with unauthorized use of trademarks or logos, the affected party may, at its own expense, institute an action or proceeding to obtain any relief permitted in law or equity, or both, against any infringing person and the other party shall reasonably cooperate, as reasonably requested by the party maintaining the suit. PR Newswire shall determine, in its sole discretion, whether legal action should be instituted in connection with the unauthorized transmission or receipt of it’s the Global Media Data or any related materials or information and VOCUS shall not bring any such action without the prior written approval of PR Newswire. If any such action or proceeding is instituted, the other party shall reasonably cooperate, as reasonably requested by the party maintaining the suit.

13. Equitable Relief. VOCUS acknowledges that the Global Media Data has a special, unique and extraordinary character, and that, in the event of a breach of any term, condition, representation, warranty, Covenant or agreement contained in this Agreement, PR Newswire shall be caused irreparable injury, including loss of goodwill and harm to reputation, which cannot be adequately compensated in monetary damages. Accordingly, in the event of any such breach, actual or threatened, PR Newswire shall have, in addition to any other legal remedies, the right to injunctive or other equitable relief.

14. Confidentiality. The parties hereto agree that the terms of this Agreement and all documents and confidential information furnished to a party hereunder shall be held in strict confidence and shall not, without the prior written consent of the other party, be made available or disclosed to any third party or be used by the other party hereto other than as contemplated hereunder. Moreover, each party hereto agrees to restrict dissemination of such documents and confidential information to only those persons in their respective organizations who are directly involved in the performance of the obligations under this Agreement. Notwithstanding the above restriction, neither party shall have any obligation for any disclosure of information that is, or becomes generally known to the public without breach of the terms of this Agreement, which is disclosed by a third party without any obligation of confidentiality, or for any disclosure of information which is required by court order or by order of any governmental or administrative tribunal having jurisdiction over the parties hereto, provided that the affected party is given sufficient notice so that it is reasonably able to take steps to prevent such disclosure.

15. General Provisions.

     a) Force Majeure. Neither party shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from any cause or causes beyond its reasonable control including, without limitation, any of the following: act of God, governmental act, war, terrorism, fire, flood, explosion, or the inability, or severely impaired ability, to obtain goods or services, civil commotion or industrial dispute. The party so delaying shall promptly notify the other party in writing of the reason for the delay and the likely duration of the delay. The performance of the delaying party’s obligations, to the extent affected by the delay, shall be suspended during the period that the cause persists. So long as any such failure continues, the party affected by conditions beyond its control will keep the other party fully informed at all times concerning the matters causing such delay or default and the prospects for their termination. In the event that such failure continues for thirty (30) days or longer, the affected party may terminate this Agreement effective upon receipt of written notification thereof.

     b) No Agency. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant to either party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

     c) Notices. All notices required by this Agreement shall be sent in writing (by certified or registered mail, Federal Express or other overnight carriers, telex, telegram or confirmed facsimile) to PR Newswire and VOCUS at the following addresses:

If to PR Newswire:	PR Newswire
806 Plaza Three
Harborside Financial Center
Jersey City, NJ 073 11
Attention: Ken Dowell
Fax: 201-946-9176
with a copy to its General Counsel, Sherri Felt Dratfield
Fax: (212)489-9054

If to VOCUS:	VOCUS
4325 Forbes Blvd.
Lanham, MD 20706
Attention: Richard Rudman
Fax: 301-459-2827

All notices shall be effective upon receipt. Either party may from time to time change its contact person or its address as set forth above by notifying the other party of such new information in writing.

     d) No Waiver. No forbearance by either party in enforcing any of the provisions of this Agreement and no course of dealing between the parties shall operate to prejudice either party’s rights to enforce such provisions or operate as a waiver of any of either party’s rights hereunder.

     e) Applicable Laws. This Agreement shall be subject to all applicable present and future federal, state and local laws and regulations of the Federal Communications Commission and any other federal or state agency. Neither party shall be liable to the other for any failure to perform its obligations hereunder, except for payment of charges already owing, which results directly from such laws or regulations.

     f) Governing Law, Jurisdiction, Venue. This Agreement and any actions arising out of this Agreement, its terms and the enforcement thereof shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws. Any action brought in connection with this Agreement, its terms or the enforcement thereof shall be brought solely in the Federal or State courts located in the County of New York and each party consents to the personal jurisdiction and venue therein.

     g) Assignment. Neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent, except that either party may assign this Agreement without the other party’s consent in the case of a merger, reorganization, acquisition, consolidation, or sale of all, or substantially all, of the assets of the business operations related to the License granted hereunder. Any attempt to assign this Agreement other than as permitted herein will be null and of no effect. Without limiting the foregoing, this Agreement will inure to the benefit of and bind the parties’ respective successors and permitted assigns. Notwithstanding the foregoing, in the event either party transfers any interest, by merger, consolidation, acquisition or otherwise, to any entity who is engaged in business activities that are competitive with the other party or its services, such other party shall have the right to terminate this Agreement immediately.

     h) No Prior Agreements. The provisions hereof, including the attachments, and any written supplemental agreements hereto signed as of the date hereof constitute the entire agreement between the parties relating to the transactions contemplated herein and supersede and nullify and makes of no further effect of any kind all prior discussions or understandings with respect thereto. No oral modifications or addition hereto shall be binding. Neither party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be duly set forth in a writing signed by an authorized officer of the party hereto which is to be bound thereby.

     i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

     j) Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions hereof.

     k) Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by an authorized officer as of the date first above written.

Vocus, Inc.		PR Newswire Association LLC

By:	/s/ Richard Rudman	By:	/s/ Ken Dowell

Name:	Richard Rudman	Name:	Ken Dowell
Title:	President & CEO	Title:	Managing Director-Targeting

DRAFT

EXHIBIT A

PR Newswire Marks

PR NEWSWIRE

EXHIBIT B

See attached

VIA FACSIMILE & AIRBORNE EXPRESS

December 22, 2004

Vocus, Inc.
4325 Forbes Blvd.
Lanham, MD 20706

Attention: Richard Rudman

RE:	License Agreement dated August 1, 2003 between PR Newswire Association LLC (“PRN”) and Vocus, Inc. (“Vocus”) (the “Agreement”)

Dear Richard:

This letter is an agreement, effective as of December 22, 2004 (the “First Amendment”), to amend the Agreement, as follows:

Section 2 of the Agreement is hereby amended by adding the following provision at the end of such section;

“c) United States Media Data. PR Newswire hereby grants to Vocus a non-exclusive, perpetual, worldwide, non-transferable (subject to Section 15(g) herein), irrevocable license to use, for any purpose in Vocus’ full discretion, a copy of PR Newswire’s United States media data in existence on the date the media data is delivered to Vocus, which shall in no event be later than January 10, 2005 (“December 2004 Snapshot Media Data”), for $250,000.00 payable upon receipt of an invoice delivered from PR Newswire to Vocus. “December 2004 Snapshot Media Data” shall mean the journalist contact and media outlet information from the United States owned by PR Newswire and licensed to Vocus under the terms of this First Amendment and the Agreement. Journalist contact information includes name, postal address, job title, outlet, phone number, fax number, email address, delivery preference, role, working language and coverage subjects. “Outlet” information includes name, postal address, phone number, fax number, email address. Web site URL, outlet type, frequency, news focus, coverage subjects, working language and circulation/audience. December 2004 Snapshot Media Data expressly excludes any and all data that PR Newswire licenses or obtains from any third party, including data of the Bulldog Reporter and ad rates. Vocus shall retain all rights in and to any works or derivative works created using the December 2004 Snapshot Media Data, including but not limited to any products, services, databases or documents, and PR Newswire shall not acquire any rights in or to such works.”

For the purposes of Sections 9, 10, 11 and 13 only of the Agreement, the term “Global Media Data” shall include December 2004 Snapshot Media Data.

Vocus, Inc.
First Amendment
December 22, 2004
p.2

As amended hereby, the Agreement shall remain in full force and effect. If there is any conflict between the provisions of the Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall prevail.

Please acknowledge your agreement to the terms and conditions of this First Amendment by signing the duplicate originals. Please return one original to me and keep one original for your files.

Sincerely,

/s/ Ken Dewell

Agreed to and Accepted:

Vocus, Inc.

By:	/s/ Stephen Vintz

Name:	Stephen Vintz
Title:	CFO
Date:	[ILLEGIBLE]